U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                               FORM 4

          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

    Christ H. Manos
    5050 Tibbitt Lane
    Burke, VA 22015

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

    ###-##-####

4.  Statement for Month/Year

     January/2000

5. If Amendment, Date of Original (Month/Year)

    n/a

6.  Relationship of Reporting Person to Issuer

     Director
 X   Officer - Title - Controller
     10% Owner
     Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person

      Form filed by More than One Reporting Person

**********************


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.  Title of Security

Williams Industries, Inc.  Common Stock

2.  Transaction Date (Month/Year)

    n/a

3.  Transaction Code

    Code
    n/a

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    n/a


5.  Amount of Securities Beneficially Owned at End of Month

    200

6.  Ownership Form: Direct (D) or Indirect (I)

   (D)

7.  Nature of Indirect Beneficial Ownership

    n/a

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Table II
Derivative Securities Acquired, Disposed of, or Benefically Owned

1.  Title of Derivative Security

    Options to Buy


2.  Conversion or Exercise Price of Derivative Security

    A. $3.875
    B. $3.34

3.  Transaction Date (Month/Year)

    A. Option granted - 1/22/99
    B. Option granted - 1/21/00


4.  Transaction Code

    Code
    A - option granted pursuant to plan (vesting 1/21/01)

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    n/a

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    A. 1/22/00 and 1/21/04
    B. 1/21/01 and 1/20/05


7.  Title and Amount of Underlying Securities

    Title - Williams Industries, Inc. Common Stock

    Amount or Number of Shares

    A. 2,500
    B. 1,000

8.  Price of Derivative Security

    n/a (awarded under incentive compensation plan)

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

    2 options as described herein

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

    (D)

11. Nature of Indirect Beneficial Ownership

    n/a


Signature

/s/ - Christ H. Manos
      Christ H. Manos